Exhibit 10.12

SCHLUMBERGER 2010 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT FOR FRANCE

(“FRENCH QUALIFIED RESTRICTED STOCK UNITS”)

This Restricted Stock Unit Award Agreement (“Agreement”) is entered into effective by and between Schlumberger Limited (the “Company”), and (“Employee”), pursuant to the Schlumberger 2010 Omnibus Stock Incentive Plan (the “Plan”) and the sub-plan for France which governs the Restricted Stock Units granted to employees who are resident of France or who are or may become subject to French tax (i.e. income tax and/or social security tax) as a result of restricted stock units granted under the 2010 Schlumberger Omnibus Stock Incentive Plan for Employees in France (the “French sub-plan”) (The Plan and the French sub-plan are collectively called the “Plans”). The Restricted Stock Units granted under this French sub-plan will be deemed French Qualified Restricted Stock Units and shall eligible for the specific income and social security tax regime applicable to shares granted for no consideration under the Articles L.225-197-1 to L.225-197-5 of the French Commercial Code.

Employee and the Company agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

1. Award. In consideration of Employee’s continued employment as hereinafter set forth, the Company hereby grants to Employee an award of “Restricted Stock Units.” The number of Restricted Stock Units subject to this award are set forth in an Award Notice previously delivered to Employee. Restricted Stock Units are notational units of measurement denominated in shares of common stock of Schlumberger Limited, $.01 par value (“Common Stock”). Each Restricted Stock Unit represents a hypothetical share of Common Stock, subject to the conditions and restrictions on transferability set forth below and in the Plans.

2. Vesting of French Qualified Restricted Stock Units. The period of time between the Grant Date and the vesting of French Qualified Restricted Stock Units (and the termination of restriction thereon) will be referred to herein as the “French Restricted Period.”

(a) Normal Vesting. The French Qualified Restricted Stock Units shall vest in a single vesting on the third anniversary of the Grant Date (“French Vesting Date”), provided that the Employee is continuously employed by the Company and its Subsidiaries from the Grant Date to the French Vesting Date. Except as provided in Section 2(c), if there is any Termination of Employment as hereinafter defined during the period between the Grant Date until the French Vesting Date, the Employee shall immediately forfeit all Restricted Stock Units.

(b) Delivery. Notwithstanding the vesting date of the Restricted Stock Units, under no circumstances, except in case of employee’s death as provided for in section 2 (c) below, shall the delivery of the shares related to a French Qualified Restricted Stock Unit occur prior to the fourth anniversary of the Grant Date. The sale of shares issued pursuant to the conversion of the French Qualified Restricted Stock Units may occur as soon as the shares are delivered to the employee provided the closed periods in section 3 below are respected.

(c) Acceleration on Death. Upon Termination of Employment from the Company by reason of Employee’s death, all French Qualified Restricted Stock Units that are not vested at that time immediately will become vested in full. The Company shall issue the underlying shares to the Employee’s heirs, at their request, within six months following the death of the Employee. Notwithstanding the foregoing, the Employee’s heirs must comply with the restriction on the sale of shares set forth in Section 3, to the extent and as long as applicable under French law.

3. Closed Periods.

Shares underlying French Qualified Restricted Stock Units may not be sold during the following period (“Closed Periods”):

(a) within the 10 days before or after the publication of the annual accounts;

(b) within a period beginning with the date at which executives of Schlumberger Limited become aware of any information which, were it to be public knowledge, could have a significant impact on the price of shares in and ending 10 trading days after the information becomes public knowledge.

These Closed Periods will apply to grant of French Qualified Restricted Stock Units as long as and to the extent such Closed Periods are applicable under French law.

4. Forfeitures of Restricted Stock Units. Until the Restricted Period specified in Section 2 has expired, upon a Termination of Employment from the Company for any reason that does not result in an acceleration of vesting pursuant to Subsection 2(c), Employee shall immediately forfeit all unvested Restricted Stock Units, without the payment of any consideration or further consideration by the Company. Upon forfeiture, neither Employee nor any successors, heirs, assigns, or legal representatives of Employee shall thereafter have any further rights or interest in the unvested Restricted Stock Units.

5. Restrictions on Transfer.

(a) Restricted Stock Units granted hereunder to Employee may not be sold, assigned, transferred, pledged or otherwise encumbered, whether voluntarily or involuntarily, by operation of law or otherwise, other than to the Company as a result of the forfeiture of units as provided herein or pursuant to Section 10.

(b) Consistent with the foregoing, except as contemplated by Section 10, no right or benefit under this Agreement shall be subject to transfer, anticipation, alienation, sale, assignment, pledge, encumbrance or charge, whether voluntary, involuntary, by operation of law or otherwise, and any attempt to transfer, anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefits. If Employee or his or her Beneficiary hereunder shall attempt to transfer, anticipate, alienate, assign, sell, pledge, encumber or charge any right or benefit hereunder, other than as contemplated by Section 10, or if any creditor shall attempt to subject the same to a writ of garnishment, attachment, execution, sequestration, or any other form of process or involuntary lien or seizure, then such attempt shall have no effect and shall be void.

6. Rights as a Stockholder. Employee will have no rights as a stockholder with regard to the Restricted Stock Units. Rights as a stockholder will arise only upon the Settlement of Restricted Stock Units as set out in Section 2 (b).

7. Taxes. To the extent that the receipt of the Restricted Stock Units or the payment upon lapse of any restrictions results in income to Employee for federal or state income tax purposes or in any other cases where the Company holds the view that it is obligated to withhold taxes, Employee shall deliver to the Company immediately prior to the time of such receipt or lapse, as the case may be, such amount of money or shares of Common Stock owned by Employee, at Employee’s election, as the Company may require to meet its obligation under applicable tax laws or regulations, and, if Employee fails to do so, the Company is authorized to withhold from the payment for vested Restricted Stock Units or from any cash or other form of remuneration then or thereafter payable to Employee an amount equal to any tax required to be withheld by reason of such resulting compensation income. The Restricted Stock Units are intended to be “short-term deferrals” exempt from Section 409A of the Internal Revenue Code, and shall be construed and interpreted accordingly.

8. Changes in Capital Structure. If the outstanding shares of Common Stock shall at any time be changed or exchanged by declaration of a stock dividend, stock split, combination of shares, or recapitalization, the number and kind of Restricted Stock Units shall be appropriately and equitably adjusted so as to maintain their equivalence to the proportionate number of shares.

9. Compliance With Securities Laws. The Company will not be required to deliver any shares of Common Stock pursuant to this Agreement if, in the opinion of counsel for the Company, such issuance would violate the Securities Act of 1933 or any other applicable federal or state securities laws or regulations or the laws of any other country. Prior to the issuance of any shares pursuant to this Agreement, the Company may require that Employee (or Employee’s legal representative upon Employee’s death or disability) enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws or with this Agreement.

10. Assignment. The Restricted Stock Units are not transferable (either voluntarily or involuntarily) by the recipient except by will or the laws of descent and distribution. No purported assignment or transfer, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the purported assignee or transferee any interest or right therein whatsoever but immediately upon any such purported assignment or transfer, or any attempt to make the same, the Restricted Stock Units shall terminate and become of no further effect.

11. Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by Employee, the Company and their respective permitted successors or assigns (including personal representatives, heirs and legatees), except that Employee may not assign any rights or obligations under this Agreement except to the extent, and in the manner, expressly permitted herein.

12. Limitation of Rights. Nothing in this Agreement or the Plans may be construed to:

(a) give Employee any right to be awarded any further Restricted Stock Units (or other form of stock incentive awards) other than in the sole discretion of the Committee;

(b) give Employee or any other person any interest in any fund or in any specified asset or assets of the Company (other than the Restricted Stock Units); or

(c) confer upon Employee the right to continue in the employment or service of the Company or any Subsidiary.

13. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

14. No Waiver. The failure of Employee or the Company to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Employee or the Company may have under this Agreement shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

15. Definitions. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings set forth in the Plans. Certain other terms used herein have definitions given to them in the first place in which they are used. In addition, the following terms shall have the meanings set forth in this Section 15.

(a) “Termination of Employment” means the termination of Employee’s employment with the Company and its Subsidiaries. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Subsidiaries will not be considered a Termination of Employment. Any questions as to whether and when there has been a Termination of Employment, and the cause of such termination, shall be determined by the Committee, and its determination will be final.

16. Entire Agreement.

(a) Employee hereby acknowledges that he or she has received, reviewed and accepted the terms and conditions applicable to this Agreement. Employee hereby accepts such terms and conditions, subject to the provisions of the Plans and administrative interpretations thereof. Employee further agrees that such terms and conditions will control this Agreement, notwithstanding any provisions in any employment agreement or in any prior awards.

(b) Employee hereby acknowledges that he or she is to consult with and rely upon only Employee’s own tax, legal, and financial advisors regarding the consequences and risks of this Agreement and the award of Restricted Stock Units.

(c) This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

17. Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same original.

IN WITNESS WHEREOF, Schlumberger Limited has caused this Agreement to be duly executed by one of its officers thereunto duly authorized, and Employee has executed this Agreement, effective as of the day and year first above written.

SCHLUMBERGER LIMITED

By
Paal Kibsgaard